CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2020, relating to the financial statements and financial highlights of Pinnacle Sherman Breakaway Strategy Fund (formerly known as Pinnacle TrendRating Innovative Equity Fund), a series of Northern Lights Fund Trust III, for the year ended September 30, 2020, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Dislcosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 20, 2021